Exhibit 99.3

ImageWare Systems, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2007
In thousands

	Historical	Pro Forma
	ImageWare
	Systems, Inc. (*)	Adjustments(1)		Combined
Assets:
Cash	$3,438	$(146	)(4)	$3,292
Accounts receivable, net	391			391
Inventories	134			134
Other current assets	284			284
Property and equipment, net	232	117	(2)	349
Other assets	838			838
Intangible assets, net and goodwill	3,546	3,083	(3)	6,629
Total Assets	$8,863	$3,054		$11,917

Liabilities and Shareholders’ Equity:
Current liabilities	$4,298			$4,298
Pension obligation	1,100			1,100
Stockholders’ equity	3,465	3,054	(4)	6,519
Total Liabilities and Stockholders’ Equity	$8,863	$3,054		$11,917
See notes to unaudited pro forma combined condensed balance sheet.

See notes to unaudited pro forma combined condensed balance sheet.

(*) As of September 30, 2007, as reported on the Quarterly Report on Form 10-Q of the Registrant.

Pro Forma Condensed Balance Sheet Adjustments giving effect to the purchase:

(1) The pro forma adjustments to record the purchase of substantially all the assets of Sol Logic, Inc. are based on preliminary unaudited financial information and management’s estimate of the preliminary allocation of the purchase price and are subject to change.

There can be no assurance that the results as presented will be indicative of the final recording of the asset purchase.
(2) To record Sol Logic fixed assets, net.
(3) To record Sol Logic intangible assets.
(4) To record cash paid and equity issued to effect the asset purchase.